Exhibit 23.5

CONSENT OF PINNACLE ENERGY SERVICES, LLC

As independent oil and gas consultants, we hereby consent to the references to our firm in the Registration Statement on Form S-3 (the “Registration Statement”) of Gulfport Energy Corporation (the “Company”) and any amendments thereto and to the use of information in the Registration Statement and any amendments thereto from our report dated January 26, 2011 with respect to the estimates of reserves, future production and income attributable to certain leasehold interests of the Company as of December 31, 2010. We further consent to the reference to our firm under the heading “Experts” in the Registration Statement and any amendments thereto.

PINNACLE ENERGY SERVICES, LLC

/s/ John Paul Dick, P.E. Name: John Paul Dick, P.E. Title: Manager, Registered Petroleum Engineer

Oklahoma City, Oklahoma

November 4, 2013